Exhibit 99.3

Long Island Iced Tea Corp. Appoints Industry Veteran to Build National Distribution in the Fast Growing Ready-to-Drink Beverage Industry

- Joseph Caramele brings expertise from Arizona Beverages -

Hicksville, NY (February 3, 2016) — Long Island Iced Tea Corp. (OTCBB: LTEA) (the “Company”), a growth-oriented company focused on the ready-to-drink (“RTD”) tea segment in the beverage industry, today announced the appointment of Joseph Caramele as Vice President of National Sales & Marketing – Non-Alcohol Division.

Mr. Caramele will be responsible for developing and overseeing the Company’s strategic growth into national retail accounts. Mr. Caramele has substantial experience in the beverage industry, having spent the past nine years at Arizona Beverages USA, most recently as Executive National Sales Director for the past five years. As Executive National Sales Director, he managed a team of 85 individuals and portfolio of over 100 accounts with annual retail sales estimated to be over $850 million.

Philip Thomas, Chief Executive Officer of Long Island Iced Tea Corp., commented, “We have been working hard to transform Long Island Iced Tea into a multi-beverage alcohol and non-alcohol company – building a best-in-class team that will help us win market leadership in our industry. Joseph brings substantial experience and expertise, which we are thrilled to leverage as we look to execute on our expansion efforts and build our national presence.”

Mr. Caramele joins Long Island Iced Tea Corp. during a period of rapid growth. The Company delivered Q4 2015 estimated net sales year-over-year growth of 113% in the ready-to-drink tea segment, which is a $5.3 billion market and expected to grow 10 percent annually over the next five years (Source: IBISWorld Industry Report “RTD Tea Production in the US” December 2014). The Company continues to develop its existing sales channels and expand distribution networks, including the expansion into Florida, Las Vegas and the Midwest later this year.

Joseph Caramele added, “I am excited for this opportunity to join a company with such a strong and unique brand. I have spent nearly a decade in the iced tea industry and look forward to helping Long Island Iced Tea continue to grow its distribution.”

About Long Island Iced Tea Corp.

Headquartered in Long Island, New York, Long Island Iced Tea Corp. operates in the ready-to-drink tea segment of the beverage industry. The Company has developed non-alcoholic, premium iced tea bottled beverages made with quality ingredients that are offered at an affordable price. The Company is currently organized around its flagship brand Long Island Iced Tea, a premium, ready-to-drink iced tea sold primarily on the East Coast of the United States through a network of distributors. The Company’s website is www.longislandicedtea.com.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

Forward-looking statements are inherently uncertain and subject to a variety of events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation those risk factors described from time to time in the Company’s reports filed with the SEC. Among the factors that could cause actual results to differ materially are: inability to achieve projected results; inability to protect intellectual property; inability to effectively manage growth; failure to effectively integrate the operations of acquired businesses; competition; loss of key personnel; increases in costs of operations; continued compliance with government regulations; general economic conditions; lack of capital necessary to expand its operations into the alcohol segment; and the possibility that the Company determines not to enter into the alcohol segment for any reason. Most of these factors are outside the control of the Company and are difficult to predict. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release except as required by law.

Contacts:

For Investors

Phil Thomas

Long Island Iced Tea Corp.

1-855-542-2832

info@longislandteas.com